Exhibit 5.1

Cadwalader, Wickersham & Taft LLP
One World Financial Center, New York, NY 10281
Tel +1 212 504 6000 Fax +1 212 504 6666
www.cadwalader.com

New York London Charlotte Washington
Houston Beijing Hong Kong Brussels
August 16, 2011
LyondellBasell Industries N.V.
Lyondell Chemical Company
1221 McKinney Street
Suite 700
Houston, Texas 77010
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
          We have acted as special New York counsel to the Opinion Parties (as defined below) in connection with the issuance by Lyondell Chemical Company, a Delaware corporation (the “Company”, together with the guarantors (the “Guarantors”) listed on the Registration Statement referred to below, the “Opinion Parties”) of the Company’s 11% Senior Secured Notes due 2018 (the “Notes”) pursuant to the terms of the Indenture (including the Guarantees provided therein), dated as of April 30, 2010 (the “Indenture”), among the Company, LyondellBasell Industries N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, the guarantors named therein and Wells Fargo Bank, National Association, as trustee. This letter is being delivered at the request of the Company in connection with the filing of the Company’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, for the registration of the Company’s resale by certain holders thereof of up to $602,833,016 of the Notes. Capitalized terms used herein but not defined herein have the respective meanings given them in the Indenture.
          In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents and we have relied upon certificates and oral or written statements and other information obtained from each Opinion Party, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of each Opinion Party in connection with the preparation and delivery of this letter.
          In particular, we have examined and relied upon:
          1. the Indenture;
          2. the Notes; and
          3. Officers’ Certificates dated the date hereof delivered by the Opinion Parties.
          Items 1 and 2 above are referred to in this letter as the “Transaction Documents”.
          We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein and except with respect to the Opinion Parties) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge,” “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Transaction Documents. The opinions expressed below are limited to the laws of the State of New York.
          Based upon and subject to the foregoing, we are of the opinion that:

          1. The Notes constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations and provisions (a) purporting to waive or limit rights to trial by jury, oral amendments to written agreements or rights of set-off, (b) relating to submission to jurisdiction, venue or service of process or (c) purporting to prohibit, restrict or condition the assignment of, or the grant of a security interest in, rights under any Note, or property subject thereto, may be limited by applicable law or considerations of public policy.
          2. Each Guarantee constitutes a legal, valid and binding agreement of each Guarantor that is a party thereto, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations and provisions (a) purporting to waive or limit rights to trial by jury, oral amendments to written agreements or rights of set-off, (b) relating to submission to jurisdiction, venue or service of process or (c) purporting to prohibit, restrict or condition the assignment of, or the grant of a security interest in, rights under any Guarantee, or property subject thereto, may be limited by applicable law or considerations of public policy.
     We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement, as it relates to the Notes and the Guarantees, and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinions set forth in this letter under the headings “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.
          In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.
Very truly yours,
/s/ Cadwalader, Wickersham & Taft LLP